Exhibit 10(f)(2)

PROTECTIVE LIFE CORPORATION

DEFERRED COMPENSATION PLAN

FOR DIRECTORS WHO ARE NOT EMPLOYEES OF THE COMPANY

(AS AMENDED AND RESTATED AS OF DECEMBER 31, 2008)

Section 1.              Purpose; Plan Eligibility

The purpose of this Plan is to provide a program through which eligible Directors of the Company can save for retirement and other long-term needs by deferring the receipt of all or a portion of such Director’s Deferrable Compensation.

Section 2.              Definitions

“Account” shall mean a book entry account established by the Company to record the amounts credited to a Participant with respect to the Participant’s Deferral Elections under Section 3 (and earnings thereon).

“Average Daily Balance” shall mean, with respect to the LIBOR Fund in a Participant’s Account, the quotient obtained by dividing the sum of the closing balance in the LIBOR Fund at the end of each calendar day in a calendar month by the number of calendar days in such calendar month.

“Board” shall mean the Board of Directors of the Company or any duly authorized committee thereof.

“Change in Control” shall mean, subject to the provisions of Code Section 409A, the occurrence of one or more of the following: (i) any one person (or more than one person acting as a group (as provided in Code Section 409A)) (such person or group, an “Acquiring Person”) acquires ownership of the Company’s stock that, together with stock previously held by the Acquiring Person, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the Company, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of the appointment or election, or (iii) an Acquiring Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Acquiring Person) assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions.

“Closing Price” of the Common Stock on any trading day shall mean the closing price for a share of the Common Stock on the Composite Tape for the New York Stock Exchange or, if the Common Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Common Stock is listed or, if the Common Stock is not listed on any such exchange, the average of the daily closing bid quotations with respect to a share of the Common Stock on the National Association of Securities Dealers, Inc., Automated Quotations Systems or any successor or similar system then in use or, if no such quotations are available, the fair market value of a share of the Common Stock as determined by a majority of the Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.  Reference to a Section of the Code shall include that Section, the regulations promulgated thereunder, and any comparable section of any future legislation that amends, supplements or supersedes such Section, effective as of the date such comparable Section is effective with respect to the Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Protective Life Corporation, a Delaware corporation, and any successor thereto.

“Deferrable Compensation” shall mean all annual retainers (except any voluntary contributions to the Company’s Political Action Committees paid out of such retainers) and Board and Board committee meeting fees (including retainers and fees payable in Common Stock) payable by the Company to a Participant for serving as a member of the Board or one or more of its committees.

“Deferral Election” shall mean the election by a Participant to defer receipt of Deferrable Compensation pursuant to Section 3.

“Disability” shall mean that the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer, or (3) has been determined to be totally disabled by the Social Security Administration.

“LIBOR Fund” shall mean a hypothetical or “phantom” fund in a Participant’s Account that is deemed to be earning interest at the LIBOR Rate.

“LIBOR Rate” for each calendar month shall mean the 30-Day London Interbank Offered Rate (LIBOR) for the last business day of the immediately preceding calendar month as reported on the Bloomberg financial news system (or such other successor or comparable system as the Board may designate), plus 75 basis points.

“Participant” shall mean each member of the Board who is not an employee of the Company or its subsidiaries and who elects to participate in the Plan.

“Plan” shall mean the Protective Life Corporation Deferred Compensation Plan for Directors Who Are Not Employees of the Company, as from time to time amended.

“Plan Year” shall mean each period beginning on January 1 and ending on December 31 of the same year.

“Post-2004 Subaccount” shall mean a subaccount for all amounts credited to a Participant’s Account after December 31, 2004 (and earnings thereon).

“Pre-2005 Subaccount” shall mean a subaccount for all amounts credited to a Participant’s Account before January 1, 2005 (and earnings thereon).

“Protective Stock Fund” shall mean a hypothetical or “phantom” fund in a Participant’s Account that is deemed to be invested primarily in Common Stock.

“Specified Employee” shall mean, with respect to April 1 of each Plan Year (beginning April 1, 2005) and for the 12-month period thereafter, any person who met the definition of a “key employee” of the Company under Code Section 416(i) (without regard to Code Section 416(i)(5)) at any time during the preceding Plan Year, all as provided in Code Section 409A.

“Termination of Service” shall mean the good-faith and complete termination of the Participant’s service as a Director of the Company and its affiliated companies, within the meaning of a “separation from service” under Code Section 409A.

Section 3.              Deferral of Compensation

(a)  Deferral Election.  On or before December 31 of each calendar year, a Participant may elect to defer receipt of Deferrable Compensation otherwise payable to the Participant in a subsequent calendar year.  Furthermore, when a Participant first becomes eligible to participate in the Plan, the Participant may elect, within the 30 day period immediately following such eligibility date, to defer receipt of Deferrable Compensation otherwise payable to the Participant in the calendar year in which such eligibility date occurs (and after the date of the Deferral Election).  A Deferral Election shall be made by written or electronic notice on a form or in a manner prescribed by or acceptable to the Company and shall be effective only when properly filed with the Company.  The Company may from time to time establish minimum and maximum amounts (which may be stated as percentages of Deferrable Compensation) that a Participant may defer.  Any Deferral Election shall be subject to such conditions as the Company shall determine.

(b)  Form and Duration of Election to Participate.  Unless otherwise specified in the Deferral Election, a Deferral Election made by a Participant shall continue in effect (including with respect to Deferrable Compensation payable in subsequent calendar years) unless and until the Participant revokes or modifies such election by written or electronic notice on a form or in a manner prescribed by or acceptable to, and filed with, the Company.  Any such revocation or modification of a Deferral Election shall become effective only with respect to Deferrable

Compensation payable with respect to services performed in the calendar year following the Company’s receipt of such revocation or modification.

(c)  Renewal.  A Participant who has revoked a Deferral Election may file a new Deferral Election to defer Deferrable Compensation payable with respect to services performed in the calendar year following the year in which such new Deferral Election is filed.

Section 4.              Deferred Compensation Account

(a)   General.  The Company shall establish and maintain a separate Account for each Participant.  The Company shall also establish and maintain (1) the appropriate LIBOR Fund and Protective Stock Fund within each Account, and (2) the appropriate Pre-2005 Subaccount and Post-2004 Subaccount within each Account.  Within each Account and Subaccount, the Company may establish and maintain records on a Plan Year basis, on an aggregate basis, or in such other manner as it may from time to time determine.

(b)  Credits to Accounts.  Before January 1, 2005, the Company credited cash or stock allotments to the Participant Accounts as set forth in the Plan as in effect at such time.  Effective as of January 1, 2005, as of the date that any Deferrable Compensation would otherwise have been paid to a Participant, the Company shall credit the amount otherwise due to the Participant to the Participant’s Account. Each amount credited to an Account shall also be allocated to the appropriate Subaccount or Subaccounts within such Account.

(c)  Investment Election.  Each Participant shall from time to time designate, in such manner as may be approved by the Company, the amount to be allocated to each of the LIBOR Fund or to the Protective Stock Fund, as elected by the Participant.  The Company may, in its discretion, (1) establish minimum amounts (in terms of dollar amounts or percentages) that may be allocated to either Fund, and (2) establish rules regarding the time at which any such election (or any change in such election permitted under Section 4(d)) shall become effective. Transfers between the LIBOR Fund and the Protective Stock Fund in a Participant’s Account shall not be permitted.  If a Participant fails to make a valid election with respect any amount allocated to the Participant’s Account (or if any such election ceases to be effective), such amount shall be deemed invested in the LIBOR Fund.

(d)  Change in Designation of Funds.  Any change in the Funds designated with respect to all or any portion of a Participant’s Account shall comply with the currently applicable rules established by the Committee and all rules applicable with respect to any initial designation of such Phantom Funds.

(e)  Allocations to LIBOR Fund.   Allocations to the LIBOR Fund shall be based upon the amount deferred as of the date of allocation.

(f)  Allocations to Protective Stock Fund.   If Deferrable Compensation that was payable in shares of Common Stock has been deferred and allocated to the Protective Stock Fund, a number of stock equivalents equal to the number of shares of Common Stock deferred shall be credited to the Participant’s Account as of the date such Deferrable Compensation would otherwise have been paid to the Participant.  If Deferrable Compensation that was payable in cash has been deferred and allocated to the Protective Stock Fund, the Protective Stock Fund in the Participant’s Account shall be credited with a stock equivalent that shall be equal to the number of full and fractional shares of Common Stock that could be purchased with the dollar amount of the allocation, based on the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of allocation.

(g)  Crediting of Phantom Investment Experience.  (1) LIBOR Fund.    If any portion of a Participant’s Account is deemed to be invested in the LIBOR Fund, interest at the LIBOR Rate on the Average Daily Balance of the LIBOR Fund shall be credited to the Participant’s Account as of the last day of each calendar month until the total balance in the Account has been paid out in accordance with the provisions of Section 6 or Section 7.

(2)  Protective Stock Fund.  If any portion of a Participant’s Account is deemed to be invested in the Protective Stock Fund, the Account shall be credited as of the payment date for each dividend on the Common Stock with additional stock equivalents computed by (A) multiplying the dividend paid, either in cash or property (other than Common Stock), upon a share of Common Stock to a shareholder of record by the number of stock equivalents in the Account, and (B) dividing the product thereof by the Closing Price on the trading day preceding the dividend payment date.  In the case of dividends payable in property, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by a majority of the Board.

Section 5.              Vesting of Account

Each Participant’s Account shall be fully vested at all times.

Section 6.              Distributions from Accounts.

 (a)  General Provisions.  Distribution of any amount credited to the LIBOR Fund in a Participant’s Account shall be payable in cash.  Distribution of any amount credited to the Protective Stock Fund in a Participant’s Account in shall be partly in shares of Common Stock and partly in cash, with the cash portion equal to the sum of the tax withholding obligation and the value of any fractional stock equivalents with respect to the distribution.  Distributions shall be subject to such rules and procedures as the Company shall determine.

(b)  Timing of Distributions. Distributions from a Participant’s Account may be made only (1) upon the death, Disability or Termination of Service of the Participant, (2) at the times elected by the Participant pursuant to the provisions of this Section 6, or (3) upon a Change of Control pursuant to the provisions of Section 7.

(c)  Initial Distribution Elections.  In order to make an effective Deferral Election, each Participant must file with the Company a written or electronic initial election with respect to the timing and manner of distribution of the amount credited to the Participant’s Account; provided that no such election shall be effective unless the election is made and received by the Company before the first day of the calendar year in which payments are to begin pursuant to such election. An election with respect to a Participant’s Account may include an election to begin distribution upon Termination of Service (which election shall be irrevocable with respect to the Post-2004 Subaccounts) or an election to begin distribution upon such specified date as may be elected by the Participant (which election may be amended as provided in Section 6(d) or 6(e) (as the case may be)).  An election with respect to a Participant’s Account may include an election to receive a distribution (1) in one lump-sum payment, or (2) in annual installments over a period not to exceed ten (10) years, as the Participant may designate (which election may be amended as provided in Section 6(d) or 6(e) (as the case may be)).  Each such initial election may be made with respect to such portion of the Participant’s Account (e.g., prospectively on a Plan Year by Plan Year basis or on an aggregate basis within an Account or Subaccount) and pursuant to such rules and procedures as the Company may establish from time to time.

(d)  Amendment of Distribution Elections—Pre-2005 Subaccounts.  A Participant may elect to change the time and manner of distributions from the Pre-2005 Subaccount; provided that no such election shall be effective unless the election is made and received by the Company before the first day of the calendar year in which payments (1) are to begin pursuant to such election and (2) would have begun absent such election.

(e)  Amendment of Distribution Elections—Post-2004 Subaccounts.  A Participant may elect to change the time and manner of distributions from the Post-2004 Subaccounts (if payment is not to occur upon Termination of Service); provided that (1) such election shall not take effect until at least 12 months after the date on which it is made, (2) such election may not be made less than 12 months before the date the first such payment is scheduled to be paid, and (3) the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date the first such payment would otherwise have been paid.  For purposes of Code Section 409A, an election to receive installment payments shall be treated as an election to receive a single payment.

(f)  Death.  If a Participant dies before distribution of the entire balance in the Participant’s Account, the balance in the Account shall be payable in a lump sum to:

(1)        the surviving beneficiary (or surviving beneficiaries in such proportions as) the Participant may have designated by notice in writing to the Company unrevoked by a later notice in writing to the Company or, in the absence of an unrevoked notice;

(2)        the Participant’s estate.

Payment under this Section 6(f) shall be made on the first business day of the second calendar month after the calendar month in which the Participant’s death occurred.

(g)  Disability.  Any other elections made by the Participant to the contrary notwithstanding, if a Participant incurs a Disability, the entire balance in the Participant’s

Account shall be paid to the Participant in a lump sum.  Payment under this Section 6(g) shall be made on the tenth business day after the Board determines that the Participant is Disabled.

(h)  Termination of Service Before Retirement.  Notwithstanding the other provisions of this Section 6 (except Sections 6(k) and 6(l)), if a Participant has a Termination of Service with the Company (1) other than (A) due to death or Disability, or (B) due to the Participant’s retirement from the Board in accordance with the Board’s retirement policy, and (2) before distribution of the entire balance in the Participant’s Account, the balance in the Participant’s Account shall be paid to the Participant in a lump sum. Payment under this Section 6(h) shall be made on the twentieth (20th) business day after the date of the Participant’s Termination of Service.

(i)  Lump Sum Payments.  If a Participant receives the balance of the Participant’s Account in a lump sum, the amount of payment shall be equal to the value of the Funds credited to the Accounts, as determined in good faith by the Company on such date as is as near as reasonably practicable to the date of payment.

(j)  Installment Payments.  The amount of an installment payment from a Participant’s Account shall equal the product of (1) the balance credited to the Account, as determined in good faith by the Company on such date as is as near as reasonably practicable to the date of payment, and (2) a fraction, the numerator of which is one and the denominator of which is the total number of installments remaining to be paid at the time (including the installment about to be paid).

(k)  Delay of Distributions—General.  Any Plan provision to the contrary notwithstanding, the Company may delay making a distribution under the Plan, in whole or in part, if (1) the Company reasonably anticipates that the Company’s tax deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m); provided that such delayed distribution shall be made either at the earliest date at which the Company reasonably anticipates that the Company’s tax deduction with respect to such payment will not be limited or eliminated by application of Code Section 162(m), (2) the Company reasonably anticipates that making the distribution will violate federal securities laws or other applicable law; provided that such delayed distribution shall be made at the earliest date at which the Company reasonably anticipates that making the distribution will not cause such violation, or (3) such other events or conditions occur to permit the Company to delay distributions, as may be prescribed pursuant to Code Section 409A.

(l)  Delay of Distributions—Certain Key Employees.  Any Plan provision to the contrary notwithstanding and subject to Code Section 409A, payments to be made to a Specified Employee from the Participant’s Post-2004 Subaccounts upon a Termination of Service may not be made before the date that is six months after the date of the Termination of Service (or, if earlier, the date of death of the Specified Employee).  All payments to which the Specified Employee would otherwise be entitled during such six month period (determined as set forth in the remainder of this Section 6) shall be accumulated within the subaccounts in which they are otherwise credited and paid as soon as practicable after the end of such six month period (and within the same calendar year as the end of such six month period) in accordance with Section

7(i) or 7(j) (as the case may be) and based on the value of such subaccounts at the end of such six month period.

(m)  Time for Distributions—Section 409A Provision.  Any Plan provision to the contrary notwithstanding, for purposes of Code Section 409A, a payment that is to be made upon a designated date (as set forth in the Plan) shall be made (1) no earlier than such designated date, and (2) no later than the later of (A) the first date that it is administratively feasible to make such payment on or after such designated date or (B) the end of the calendar year containing such designated date.

Section 7.              Change of Control Provisions

(a)  Payment Upon Change of Control.  Notwithstanding any other provision of the Plan, upon the occurrence of a Change of Control, the balance in a Participant’s Account shall be paid in a lump sum to the Participant on the twentieth (20th) business day after the date of the Change of Control.

(b)  Account Valuation.  Distribution under Section 7(a) with respect to stock equivalents from the Protective Stock Fund shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the greatest of (1) the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date on which the right to such distribution arose; (2) the average of the Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of the Change of Control; or (3) the highest price per share of Common Stock in the transaction or series of transactions constituting the Change of Control.

(c)  Expense Reimbursement.  The Company shall promptly reimburse the Participant for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this Section 7.

(d)  Amendment.  This Section 7 may not be amended or modified in anticipation of or after the occurrence of a Change of Control.

Section 8.              Designation of a Beneficiary

A Participant may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the Participant’s death pursuant to Section 6(f).  At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any beneficiary.  Any such designation, change or cancellation must be made by written or electronic notice filed with the Company.  If a Participant designates more than one beneficiary, any payments to such beneficiaries made pursuant to Section 6(f) shall be made in equal shares unless the Participant has designated otherwise, in which case the payments shall be made in the shares designated by the Participant.  If no beneficiary has been named by a Participant, payment shall be made to the Participant’s spouse or, if the Participant has no spouse at the time of the Participant’s death, to the Participant’s estate.

Section 9.              Amendment and Termination

Except as provided in Section 7, the Company may amend, modify, terminate or discontinue the Plan at any time; provided that no such action shall reduce the amount credited to a Participant’s Account immediately prior to such action, or change the time, method or manner in which the Participant’s Account is then being distributed.

Section 10.            Miscellaneous

(a)  Unfunded Plan.  The Company shall not be obligated to fund its liabilities under the Plan, the Accounts established for the Participants shall not constitute trusts, distributions hereunder shall be made from the general funds of the Company, and the rights of each Participant shall be those of an unsecured general creditor of the Company.  A Participant’s claim at any time shall be for the amount credited to such Participant’s Account at such time.  No amount credited to a Participant’s Account shall be set aside or invested in any actual fund on behalf of such Participant, and neither the Participant nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Participant’s Account; provided that this Section 10(a) shall not preclude the Company from making investments for its own account (whether directly or through a grantor trust) to assist it in meeting its obligations hereunder.

(b)  Tax Withholding.  The Company shall have the right to deduct from all distributions hereunder any taxes required to be withheld by the federal or any state or local governments.

(c)  Non-Alienation.  The interest of a Participant under the Plan shall not be assignable by the Participant or the Participant’s beneficiary or legal representative, either by voluntary assignment or by operation of law, and any assignment of such interest, whether voluntary or by operation of law, shall be ineffective.

(d)  Plan Binding on Beneficiaries.  The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Participant.

(e)  No Right to Association.  Nothing contained herein shall impose any obligation on the Company to continue its association with a Participant or prevent the termination of such association with the Participant.

(f)  No Rights as a Shareholder.  Neither a Participant nor any other person shall have any right to exercise any of the rights or privileges of a shareholder with respect to any units of the Protective Stock Fund credited to the Participant’s Account.

(g)  Adjustments to Common Stock.  In the event of any change in the Common Stock by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure, the number of shares credited to the Accounts shall be adjusted in such manner as a majority of the Board shall determine to be fair under the circumstances.

(h)  Acceleration of Payments.  If any amounts deferred pursuant to the Plan are includible in gross income by a Participant prior to payment of such amounts (in a “determination” (within the meaning of Code Section 1313(a)) or due to the Plan’s failure to meet the requirements of Code Section 409A), an amount equal to the amount required to be included in the Participant’s income shall be immediately paid to such Participant, notwithstanding the Participant’s election hereunder.

(i)  Compliance With Laws and Regulations.  The Plan, and the obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.  The Company, in its discretion, may (1) postpone the issuance or delivery of Common Stock or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, (2) require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules and regulations, and (3) pay a Participant, in lieu of shares of Common Stock, cash in an amount equal to the product of (A) the Closing Price of the Common Stock as of the most recent practicable date before the date of payment, multiplied by (B) the number of stock equivalents in the Protective Stock Fund in the Participant’s Account.  The Company shall not be obligated to sell or issue Common Stock in violation of any such laws, rules or regulations, and neither the Company nor its directors, officers or employees shall have any obligation or liability to a Participant with respect to the Participant’s Account (or Common Stock issuable thereunder) because of any actions taken pursuant to the provisions of this Section 10(i).

(j)  Immunity from Liability.  Neither the Company nor any person acting for the Company or the Board in the administration of the Plan shall incur any liability for anything done or omitted to be done in administering the Plan or making any determination required by the Plan, except in the case of willful misconduct or gross negligence.

(k)  Applicable Law; Interpretation.  The Plan shall be interpreted as a plan of deferred compensation under Code Section 409A.  The Plan shall be interpreted by and all questions arising in connection therewith shall be determined by a majority of the Board, whose interpretation or determination, when made in good faith, shall be conclusive and binding.

(l)  Restatement and Amendment.  This document sets forth the terms of the Plan as amended and in effect as of December 31, 2008.

[This document is executed on the following page.]

IN WITNESS WHEREOF, THE COMPANY has executed this document as of December 31, 2008.

PROTECTIVE LIFE CORPORATION

By:	/s/ John D. Johns
John D. Johns
Chairman of the Board, President and
Chief Executive Officer